As filed with the Securities and Exchange Commission on June 19, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cleveland BioLabs, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-0077155
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

73 High Street
Buffalo, NY 14203
(Address of principal executive offices) (Zip Code)

Cleveland BioLabs, Inc. Equity Incentive Plan
(Full title of the plan)

Yakov Kogan
Chief Executive Officer
Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203
(Name and address of agent for service)

(716) 849-6810
(Telephone number, including area code, of agent for service)

Copies to:
Cecil E. Martin, III
McGuireWoods LLP
7 Saint Paul Street, Suite 1000
Baltimore, Maryland 21201-1671
Phone: (410) 659-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐
 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.005 par value	597,557	(2)	$2.59	(3)	$1,547,673	(3)	$192.69

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued under the Cleveland BioLabs, Inc. Equity Incentive Plan (the “Plan”) by reason of stock splits, stock dividends or similar transactions effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)
Represents shares issuable pursuant to the Plan and includes 76,101 additional shares issuable under the Plan, 323,899 shares authorized but unissued under the registrant’s 2008 Equity Incentive Plan, and 197,557 shares that may become available for grant under the Plan upon the forfeiture, termination, or lapse of previously granted awards under the 2008 Equity Incentive Plan.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low price as reported on the NASDAQ Capital Market on June 15, 2018.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed pursuant to Instruction E of Form S-8 to register 597,557 shares of Cleveland BioLabs, Inc. (the “Company” or “registrant”) issuable pursuant to the Cleveland BioLabs, Inc. Equity Incentive Plan (as amended and restated effective March 8, 2018) (the “Plan”). These shares of Common Stock include 76,101 additional shares issuable under the Plan, 323,899 shares authorized but unissued under the registrant’s 2008 Equity Incentive Plan, and 197,557 shares that may become available for grant under the Plan upon the forfeiture, termination, or lapse of previously-granted awards under the 2008 Equity Incentive Plan and are securities of the same class as other securities for which an original Registration Statement on Form S-8 (File No. 333-150542) was filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2008.

The Plan was adopted by the board of directors of the Company on March 8, 2018 and approved by the stockholders of the Company on April 27, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Cleveland BioLabs, Inc. will provide each participant (the “Recipient”) with documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement on Form S-8. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A copy of Section 10(a) prospectus will be given to each Recipient who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide to each Recipient a written statement advising such Recipient of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203
Attention: Corporate Secretary
Telephone: (716) 849-6810

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 6, 2018;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the SEC on May 15, 2018;

•	our Current Reports on Form 8-K filed with the SEC on March 6, 2018, March 28, 2018, May 1, 2018 and May 15, 2018;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 12, 2018; and

•
the description of our common stock, which is contained in the registration statement on Form 8-A filed with the SEC on July 20, 2006 (File No. 001-32954), including any amendments or reports filed for the purpose of updating that description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

The Company’s certificate of incorporation and bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of the Company’s directors or officers or is or was serving at the Company’s request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e ., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, Article ELEVENTH of the Company’s certificate of incorporation eliminates the liability of a director to the Registrant’s stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising

•	from any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; and

•	from any transaction from which the director derived an improper personal benefit.

The foregoing discussion of our certificate of incorporation, bylaws, indemnification agreements, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements, or law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1
Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 18, 2010 (Incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended December 31, 2009, filed on March 22, 2010).

4.2
Certificate of Amendment to the Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on June 20, 2013 (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the period ended June 30, 2013, filed on August 9, 2013).

4.3	Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed on January 27, 2015).
4.4
Certificate of Amendment to Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on April 20, 2016 (incorporated by reference to Exhibit 3.4 to Form 10-Q for the period ended March 31, 2016, filed May 16, 2016.

4.5
Certificate of Amendment to Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on April 21, 2017 (incorporated by reference to Exhibit 3.5 to Form 10-Q for the period ended March 31, 2017, filed May 15, 2017.

4.6	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Form 8-K filed on February 9, 2015).
4.7
Certificate of Amendment of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to Form 8-K filed on February 9, 2015).

4.8	Second Amended and Restated By-Laws (Incorporated by reference to Exhibit 3.1 to Form 8-K filed on December 5, 2007).
4.9	Amendment to Second Amended and Restated By-Laws of Cleveland BioLabs, Inc. (Incorporated by reference to Exhibit 3.1 to Form 8-K filed on May 18, 2015).
5.1	Opinion of McGuireWoods LLP with respect to the legality of the shares of Common Stock being registered hereby.
10.1	Cleveland BioLabs, Inc. Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on May 1, 2018).
23.1	Consent of Meaden & Moore, Ltd.
23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1).

Item 9. Undertakings.

The Company hereby undertakes:

(a)    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act.

        (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

        (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 (§239.16b of Regulation S-K), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

    (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 19, 2018.

CLEVELAND BIOLABS, INC.

Dated:	6/19/2018	By:	/s/ YAKOV KOGAN
Yakov Kogan
Chief Executive Officer
(Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Yakov Kogan	Chief Executive Officer (principal executive officer and principal financial officer)	June 19, 2018
Yakov Kogan

/S/ Lea Verny	Director	June 19, 2018
Lea Verny

/S/ Randy Saluck	Director	June 19, 2018
Randy Saluck

/S/ Alexander Andryushechkin	Director	June 19, 2018
Alexander Andryushechkin

/S/ Anna Evdokimova	Director	June 19, 2018
Anna Evdokimova

/S/ Ivan Persiyanov	Director	June 19, 2018
Ivan Persiyanov

/S/ Alexey Nechaev	Director	June 19, 2018
Alexey Nechaev

/S/ Daniil Talyanskiy	Director	June 19, 2018
Daniil Talyanskiy